Exhibit 10.38

CONSENT AND ACCELERATION AGREEMENT

This CONSENT AND ACCELERATION AGREEMENT dated as of February 7, 2002, is among TPS GP, INC., a Florida corporation (“TPS GP”), TPS LP, INC., a Florida corporation (“TPS LP”), PANDA GS V, LLC, a Delaware limited liability company (“Panda GP”), PANDA GS VI, LLC, a Delaware limited liability company (“Panda LP”), PANDA ENERGY INTERNATIONAL, INC., a Texas corporation (“PEII”), TECO POWER SERVICES CORPORATION, a Florida corporation (“TPS”), TECO ENERGY, INC., a Florida corporation (“TECO”), and BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH as agent under the Revolving Credit Agreement described below (in such capacity the “Administrative Agent”).

A.     TPS GP, TPS LP (collectively with TPS GP and their respective permitted successors and assigns, the “TPS Partners”), Panda GP and Panda LP (collectively with Panda GP and their respective permitted successors and assigns, the “Panda Partners”) are the partners of TECO-PANDA Generating Company, L.P., a Delaware limited partnership (“TPGC”), under an Amended and Restated Limited Partnership Agreement dated as of June 12, 2001, as amended to the date hereof and as the same may be amended hereafter from time to time (the “Limited Partnership Agreement”).

B.     Pursuant to Section 5.7 of the Limited Partnership Agreement, the TPS Partners have agreed to purchase, and the Panda Partners have agreed to sell, the partnership interests in TPGC held by the Panda Partners for a purchase price of $60,000,000 on January 31, 2007, or on an earlier date under the certain circumstances as herein specified (the “Purchase Obligation”).

C.     The Panda Partners have entered into a Senior Secured Revolving Credit Agreement (the “Revolving Credit Agreement”) dated as of February 7, 2002, among the Panda Partners as borrowers, the lenders named therein and from time to time a party thereto (the “Lenders”), and the Administrative Agent).

D.     The Panda Partners will lend certain proceeds to PEII pursuant to the Intercompany Loan Agreement, dated as of February 7, 2002, among the Panda Partners as lenders, and PEII as borrower (the “Intercompany Agreement”).

E.     To secure their obligations to the Lenders under the Revolving Credit Agreement, the Panda Partners have pledged to the Administrative Agent all of their assets including their partnership interests in TPGC and their right to receive the proceeds of the Purchase Obligation.

F.     The Panda Partners, PEII, the TPS Partners and TECO have agreed that the Administrative Agent and TECO may, under certain circumstances, accelerate the Purchase Obligation, and the Administrative Agent has also agreed that TECO may cure certain defaults under the Revolving Credit Agreement.

NOW THEREFORE, in consideration of each of the foregoing recitals and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.     Definitions. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed thereto in Schedule 1 hereto, unless the context requires otherwise.

2.     Consents.

2.1.     Consent to Security Interests of the Administrative Agent. TECO, TPS and the TPS Partners hereby (a) consent to the grant to the Administrative Agent of the Revolver Security Interest under the Panda Partners Security Agreements, including the pledge by the Panda Partners of their interest in TPGC, the pledge of the right to receive the proceeds of the Purchase Obligation, and the grants of security interests by PEII, PDC, PLC and the Panda Partners as described in the Revolving Credit Agreement, and (b) acknowledge having received the Revolving Credit Agreement, each Panda Partners Security Agreement, and any other documents that they have deemed necessary to enter this Agreement, the Make-Whole Agreement, and the Fifth Amendment to the Limited Partnership Agreement, and the transactions contemplated thereby.

2.2.     Consent to Security Interests of the TPS Partners and TECO. The Administrative Agent, acting for the Lenders, hereby consents to the subordinate grant to TECO and the TPS Partners by PEII, PDC, PLC and the Panda Partners of the TECO Security Interest under the TECO Security Agreements.

3.	Cure Rights.

3.1.     Cure of Panda Defaults.

(a)     The Administrative Agent hereby agrees to, and will promptly, give to TECO written notice of “Events of Default” (as such terms are defined in the Revolving Credit Agreement) that are based on Panda Partners failure to make a payment of money (whether principal, interest, reimbursable amounts or otherwise) to the Administrative Agent, Lenders or Issuing Bank thereunder.

(b)     The Administrative Agent agrees to forbear from exercising any remedies or from accelerating the indebtedness of the Panda Partners under the Revolving Credit Agreement for five Business Days after giving such written notice to TECO, during which time TECO may make a payment to the Administrative Agent to cure in every respect and degree such default (a “Cure Payment”). TECO may not exercise its right to cure under this Section 3.1 more than twice in any twelve-month period, nor more than five times in total.

(c)     In the event that TECO makes and Administrative Agent receives a Cure Payment, such “Event of Default” shall be deemed to be cured under the Revolving Credit Agreement, but such cure shall not relieve the Panda Partners or PEII of their obligations with respect to such Cure Payment as provided in the Make-Whole Agreement.

3.2.     Notice to Administrative Agent. TECO agrees to, and will promptly, notify Administrative Agent when PEII or the Panda Partners have reimbursed any Cure Payment under the Make-Whole Agreement.

4.	Acceleration of the Purchase Obligation and Payment to the Administrative Agent.

4.1.     Delivery of Triggering Event Notice. Subject to the terms of this Section 4, after a party’s obtaining knowledge of any Triggering Event, the Purchase Obligation may be activated on the terms set forth in this Section 4 by the delivery of a written notice setting forth the nature of the Triggering Event and, if delivered by Administrative Agent, the current Revolving Loan Balance.

(a)     In the event of the occurrence of a Triggering Event other than a Special Triggering Event, the Administrative Agent may, but shall not be required hereunder to, deliver a Triggering Event Notice.

(b)     In the event of the occurrence of a Special Triggering Event, either of Administrative Agent or TECO may deliver a Triggering Event Notice of such Special Triggering Event at any time after it has knowledge of the occurrence of such Special Triggering Event.

(c)     Each Triggering Event Notice shall be delivered to each other party to this Agreement.

4.2.     TECO Triggering Events. In the event that the Triggering Event Notice delivered pursuant to Section 4.1 is a notice of a TECO Triggering Event, TECO shall have five Business Days in which to deliver a TECO Credit Support or otherwise to cure such TECO Triggering Event. Until the end of such period of five Business Days, the Administrative Agent agrees to forbear from exercising any remedies or from accelerating the indebtedness of the Panda Partners under the Revolving Credit Agreement, other than the “draw stop” provisions in Section 9.2 of the Revolving Credit Agreement and any other remedies reasonably deemed necessary by the Administrative Agent to preserve the value of its Collateral. If the TECO Triggering Event is not cured, by the delivery of the TECO Credit Support or otherwise, within five Business Days after the Triggering Event Notice Date, then (a) the Administrative Agent may proceed with exercising any or all remedies under the Revolving Credit Agreement and (b) the Purchase Obligation Closing shall occur within seven Business Days after the Triggering Event Notice Date in accordance with Section 4.7. The Administrative Agent acknowledges that, prior to the delivery of a Triggering Event Notice relating to a TECO Triggering Event, TECO may deliver a TECO Credit Support, and as long as such TECO Credit Support is in effect, no TECO Triggering Event may occur and no Triggering Event Notice relating to a TECO Triggering Event may be delivered.

4.3.     Special Triggering Events. In the event that the Triggering Event Notice delivered pursuant to Section 4.1 is a notice of a Special Triggering Event, unless both TECO and the Administrative Agent waive the Triggering Event, then the Purchase Obligation Closing shall occur within seven Business Days after the Triggering Event Notice Date in accordance with Section 4.7.

4.4.     Other Triggering Events. In the event that the Triggering Event Notice delivered pursuant to Section 4.1 is a notice of a Triggering Event that is a Panda Triggering Event, then the Purchase Obligation Closing shall occur within seven Business Days after the Triggering Event Notice Date in accordance with Section 4.7.

4.5.     Obligation during Insolvency Event or Other Delay. The parties hereto acknowledge that in the event that PEII, Panda GP or Panda LP is experiencing an Insolvency Event, or the Administrative Agent is required to foreclose upon the Panda Partnership Interests in order to convey them to the TPS Partners free of liens and encumbrances as contemplated by Section 4.7(c), or the Purchase Obligation would otherwise expire after the Administrative Agent has delivered a Triggering Event Notice and the Purchase Obligation Closing is pending, or for whatever reason other than intentional willful delay on the part of the Administrative Agent the Purchase Obligation Closing can not occur by the time the Purchase Obligation would otherwise expire, then the Purchase Obligation will remain valid and enforceable, and exercisable by Administrative Agent in the manner set forth in the Limited Partnership Agreement and Sections 4.1 to 4.4 hereof.

4.6.     Auction. The parties hereto agree that if the Panda Partnership Interests are required to be auctioned or otherwise sold to or made available to one or more third parties or the general public, whether as a result of an Insolvency Event as described in Section 4.5, or for any other reason to enable the Administrative Agent to convey the Panda Partnership Interests to the TPS Partners free of liens and encumbrances, TECO will cause the TPS Partners to bid or otherwise offer or make available at least the lesser of the Revolving Loan Balance or $60,000,000 for such Panda Partnership Interest in such auction or other sale. The covenant in the foregoing sentence will apply regardless of any other bids or bidders at such auction or sale.

4.7.     Closure of the Purchase Obligation and Payment Therefor.

(a)     At the Purchase Obligation Closing, if the Adjusted Purchase Price exceeds the amount owed to the Lenders and the Administrative Agent at the time of the Purchase Obligation Closing, including all interest, fees and expenses (the “Revolving Loan Balance”), then TECO shall cause the TPS Partners to pay, and the TPS Partners shall pay (regardless of the value of the Panda Partnership Interests or the value of TPGC), for the Panda Partnership Interests by paying to the Administrative Agent, for the account of the Panda Partners, an amount equal to the Revolving Loan Balance, and shall pay to the Panda Partners the balance of the Adjusted Purchase Price, and the Panda Partners and PEII acknowledge and agree that the payment of an amount equal to the Adjusted Purchase Price in part to the Administrative Agent for the account of the Panda Partners, and the balance to the Panda Partners shall constitute full payment for the Panda Partnership Interests.

(b)     At the Purchase Obligation Closing, if the Revolving Loan Balance equals or exceeds the Adjusted Purchase Price, then TECO shall cause the TPS Partners to pay, and the TPS Partners shall pay (regardless of the value of the Panda Partnership Interests or the value of TPGC), to the Administrative Agent, for the account of the Panda Partners, in full payment for the Panda Partnership Interests, an amount equal to the lesser of the Revolving Loan Balance and $60,000,000. The Panda Partners and PEII acknowledge and agree that the payment to the Administrative Agent of the amount set forth in the preceding sentence shall constitute full payment for the Panda Partnership Interests. The Panda Partners and PEII acknowledge and agree that, to the extent the amount paid to the Administrative Agent exceeds the Adjusted Purchase Price, their obligations under the Make-Whole Agreement shall not be discharged by the delivery of the Panda Partnership Interests.

(c)     At, and as a condition to, the Purchase Obligation Closing, the payments described in Section 4.7(a) or Section 4.7(b) shall be made, and the Panda Partnership Interests shall be transferred to the TPS Partners, free of liens and encumbrances. If the Purchase Obligation Closing occurs (i.e., TECO concludes that the foregoing closing condition is satisfied), the Administrative Agent will not be deemed to have made any warranty as to the lien status of the Panda Partnership Interests.

4.8.     Power of Attorney.

(a)     Each of Panda GP, Panda LP, and PEII hereby irrevocably authorizes, empowers and appoints Administrative Agent to act as attorney-in-fact (in such capacity, “Attorney-in-Fact”) in its name and on its behalf to do, execute and perform any and all of the acts, deeds, matters and things necessary, expedient or desirable to be done in connection with the rights and obligations of PEII, Panda GP and Panda LP with respect to the Purchase Obligation and the acceleration thereof and with respect to their rights to enforce the TECO Guaranty, including in each such case, but not limited to, exercising any rights in connection therewith and executing all such documents as may be necessary or desirable in connection therewith and enforcing the rights of PEII, Panda GP or Panda LP with respect thereto.

(b)     This power of attorney in favor of the Administrative Agent is coupled with an interest and each of PEII, Panda GP and Panda LP hereby acknowledges consideration therefor.

5.	Subordination.

5.1.     TPS, as agent for TECO and the TPS Partners under the Make-Whole Agreement, subordinates to Administrative Agent its security interest in the TECO Collateral (collectively the “TECO Security Interest”). Notwithstanding the respective dates of attachment or perfection of the TECO Security Interest and the security interest of Administrative Agent in the Shared Collateral granted pursuant to the Panda Partners Security Agreements and any other security interest of Administrative Agent in the “Collateral”, as defined in the Revolving Credit Agreement (collectively, the “Revolver Security Interest”), the Revolver Security Interest shall at all times be prior to the TECO Security Interest.

5.2.     The TECO Security Interest is subordinated in right of payment to all “Obligations” (as defined in the Revolving Credit Agreement) now existing or hereafter arising, together with all costs of collecting such Obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against either of the Panda

Partners of any bankruptcy, reorganization or similar proceeding, and all obligations under the Revolving Credit Agreement (the “Senior Debt”).

5.3.     TECO and the TPS Partners will not demand or receive from PEII, PLC or the Panda Partners (and neither PEII, PDC, PLC nor either Panda Partner will pay to TECO and the TPS Partners) performance of the TECO Security Interest, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will TECO and the TPS Partners exercise any remedy with respect to the TECO Collateral, nor will TECO and the TPS Partners commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against PEII and/or the Panda Partners in order to collect or enforce any of the Subordinated Obligations, for so long as any portion of the Senior Debt remains outstanding. The foregoing notwithstanding, in the event the Administrative Agent has been paid in accordance with Section 4.7, the Revolver Security Interest in the TPGC Collateral shall be released, and the TPS Partners and TECO shall be free to exercise all of their respective remedies under the TECO Security Agreements with respect to the TPGC Collateral, but the TECO Security Interest with respect to any other portion of the Shared Collateral shall remain subordinated in accordance herewith.

5.4.     TECO and the TPS Partners shall promptly deliver to Administrative Agent in the form received (except for endorsement or assignment by TECO and the TPS Partners where required by Administrative Agent) for application to the Senior Debt any payment, distribution, security or proceeds received by TECO and the TPS Partners with respect to the Make-Whole Agreement and the TECO Security Agreements (collectively, “Subordinated Obligations”) other than in accordance with this Agreement and other than (a) any payment to reimburse TECO for any Cure Payment, and (b) any amount payable by the Panda Partners to the TPS Partners or TPGC pursuant to the Limited Partnership Agreement.

5.5.     If any of PEII, PDC, PLC, Panda GP or Panda LP experience any “Insolvency Event”, as defined in the Revolving Credit Agreement, these provisions shall remain in full force and effect, and Administrative Agent’s claims against PEII, PDC, PLC and the Panda Partners shall be paid in full before any payment is made with respect to the Subordinated Obligations to TECO and the TPS Partners.

5.6.     No amendment of the documents evidencing or relating to the Subordinated Obligations shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Obligations or the subordination of the TECO Security Interest.

5.7.     This Agreement shall remain effective for so long as PEII, PDC, PLC, Panda GP or Panda LP owes any amounts to Administrative Agent, Issuing Bank or any Lender under the Revolving Credit Agreement, any Revolver Security Agreement or otherwise. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Administrative Agent, Issuing Bank or any Lender for any reason (including, without limitation, the bankruptcy of PEII, Panda GP or Panda LP), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and TECO and the TPS Partners shall immediately pay over to Administrative Agent all payments received with respect to the Subordinated Obligations to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to TECO and the TPS Partners, Administrative Agent may take such actions with respect to the Senior Debt as Administrative Agent, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to the Panda Partners, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against the PEII, PDC, PLC, the Panda Partners or any other person, provided, however, that at no time shall the principal amount of the Senior Debt exceed (a) $60,000,000 or (b) such greater amount than $60,000,000 with the consent of TECO and the TPS Partners, such consent not to be unreasonably withheld or delayed. No such action or inaction shall impair or otherwise affect Administrative Agent’s rights hereunder.

5.8.     The Administrative Agent and the Panda Parties agree that none of them will enter into any control agreement with respect to any of the Shared Collateral comprised of certificated securities, instruments or chattel paper, other than control agreements perfecting the Revolver Security Interest, and the Administrative Agent agrees that it will not hold or agree to hold any of the Shared Collateral as bailee or agent for any other person or entity claiming a security interest in the Shared Collateral. Upon the termination of the Lien of the Administrative Agent in any of the Shared Collateral, and, to the extent permitted by applicable law, to the extent TPS as agent retains a Lien in such Shared Collateral, to the extent that such Shared Collateral has not been applied to satisfy the Senior Debt secured thereby, the Administrative Agent shall deliver to TPS as agent for TECO and the TPS Partners any certificated securities, instruments or chattel paper comprising Shared Collateral then in the Administrative Agent’s possession.

6.     Conditions Precedent. The closure of the transactions contemplated hereby is subject to the following conditions having been satisfied or waived.

6.1.     Closing Documents. Each of TECO, the TPS Partners, PEII, the Panda Partners, and Administrative Agent shall have received a duly executed original, dated as of the “Closing Date” (as defined in the Revolving Credit Agreement), of each of this Agreement, the Make-Whole Agreement, the Fourth Amendment to Limited Partnership Agreement, the Fifth Amendment to Limited Partnership Agreement, and the TECO Guaranty.

6.2.     Assignment of Partnership Interests. The Panda Partners shall deliver to Administrative Agent executed undated assignment of partnership interest certificates with respect to the Panda Partnership Interests. In the event that the Purchase Obligation is accelerated in accordance with the terms of this Agreement, such certificates shall immediately and without further acts by the Panda Partners become effective to allow and permit Administrative Agent, or the TPS Partners if such certificates are transferred to them by Administrative Agent, to close the Purchase Obligation and to possess and own the Panda Partnership Interests.

6.3.     Representations and Warranties. Each of the representations and warranties set forth herein shall be true and correct as of the date hereof.

6.4.     Opinions. Administrative Agent shall have received an opinion of counsel to TECO and the TPS Partners in form and substance reasonably satisfactory to Administrative Agent, and TECO and the Administrative Agent shall have received an opinion or opinions of counsel to PEII and the Panda Partners in form and substance reasonably satisfactory to TECO and the Administrative Agent.

6.5.     Good Standing Certificates. Administrative Agent shall have received a good standing certificate from each jurisdiction in which TECO or a TPS Partner is organized or incorporated. TECO shall have received a good standing certificate from each jurisdiction in which PEII, PLC or a Panda Partner is organized or incorporated.

6.6.     Payment at Closing. TPS shall have received payment in the amount of $28,200,418.00 with respect to its loan to PLC Development Holdings.

7.	Miscellaneous.

7.1.     Representations and Warranties. Each of TPS GP, TPS LP, TECO, Panda GP, Panda LP, and PEII (collectively, “Counterparties” and each a “Counterparty”) represent and warrant as follows:

(a)     Counterparty is duly incorporated, organized, validly existing and in good standing under the laws of the state of its organization and has full corporate power and authority to enter into and perform its obligations under this Agreement.

(b)     The execution, delivery and performance by Counterparty of this Agreement have been duly authorized by all necessary corporation or other organizational action, and do not and will not require any further consents or approvals which have not been obtained, other than consents or approvals which can reasonably be expected to be obtained prior to the time required for performance, or violate any provision of any law, regulation, order, judgment, injunction or similar matters or breach any agreement presently in effect with respect to or binding on Counterparty.

(c)     This Agreement is legal, valid and binding obligations of Counterparty, enforceable against Counterparty in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to the fact that specific performance, injunction and other equitable remedies are available only in the discretion of the court.

(d)     Each Counterparty acknowledges that it is receiving certain intangible and incalculable consideration from the provision of the Purchase Obligation, which such consideration includes the willingness of the Lenders to enter the Credit Agreement, the willingness of the other Parties to enter into this Agreement, the Make-Whole Agreement and the TECO Guaranty, and to engage in the transactions envisioned thereby.

(e)     As of the date hereof, the Limited Partnership Agreement is in full force and effect.

7.2. Panda Representations and Warranties.

(a)     Each of the Panda Partners and PEII acknowledges that the value paid for the Panda Partnership Interests is expected to be less than $60,000,000 prior to January 1, 2007, and that amount paid for an exercise for the Purchase Obligation may be less than $60,000,000 if the Purchase Obligation were accelerated such that the sale of the Panda Partnership Interests closes before January 1, 2007.

(b)     Each of the Panda Partners and PEII represents that there are no Liens on the Panda Partnership Interests other than the Revolver Security Interest or the TECO Security Interest.

7.3.     Covenants.

(a)     The TPS Partners and the Panda Partners agree that they will not amend the Limited Partnership Agreement in any way that affects the Purchase Obligation without the prior written consent of the Administrative Agent.

(b)     TECO and the TPS Partners agree that the Purchase Obligation will be fulfilled regardless of (i) any Panda Partner’s default or failure to perform under the Limited Partnership Agreement, (ii) any Panda Partner’s default under the Revolving Credit Agreement, or (iii) whether a party other than the Panda Partners holds the Panda Partnership Interest as a result of any foreclosure or sale by Administrative Agent, whether such holder is Administrative Agent or a foreclosure purchaser. Administrative Agent or its designee shall be entitled (but not obligated) to cure any defaults of the Panda Partners under the Limited Partnership Agreement

(c)     Counterparty agrees that from time to time Counterparty shall promptly execute and deliver all such further documents and instruments, as Administrative Agent may at any time may reasonably request, in order to perfect and protect the assignment and security interest granted or intended to be granted hereby or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to the Purchase Obligation. Without limiting the generality of the foregoing, Counterparty shall execute and file such instruments, endorsements or notices, as may be reasonably necessary or desirable, or as Administrative Agent may reasonably request, in order to perfect and preserve the assignments and security interests granted or purported to be granted hereby.

(d)     Each of the Panda Partners agrees that it will not initiate, and PEII agrees that it will not cause or allow to be caused, an Insolvency Event against either or both of the Panda Partners.

7.4.     Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand or by certified mail, or, in the case of telecopy notice, when sent during business hours with confirmation of receipt, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier service, addressed, in the case of each party hereto, at the address specified in Schedule 2 hereto, or to such other address as may be designated by any party in a written notice to the other parties hereto.

7.5.     Amendment. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the parties hereto.

7.6.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no party (other than the TPS Partners, who may assign their respective rights to TECO or to other entities that are directly or indirectly wholly-owned by TECO, and other than the Administrative Agent, whose rights may be assigned to a successor Administrative Agent under the Revolving Credit Agreement) may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties.

7.7.     Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.8.     Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

7.9.     Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one and the same instrument.

7.10.     Governing Law; Submission to Jurisdiction;Waiver of Jury Trial.

(a)     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SUCCESSOR PROVISION THERETO)) AND ANY PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE UNIFORM COMMERCIAL CODE AS ENACTED IN ANOTHER JURISDICTION WITH REGARD TO THE PERFECTION OF A SECURITY INTEREST IN THE COLLATERAL.

(b)     Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The parties each irrevocably designates and appoints CT Corporation System, 111 8th Avenue, New York, New York 10011, as its authorized agent to receive for and on its behalf service of process out of any of the aforementioned courts in any such action or proceeding. In addition, each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each at its address as specified in Schedule 2. Each party each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of a party to serve process in any other manner permitted by law.

(c)     TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

IN WITNESS WHEREOF, the parties have executed this Consent and Acceleration Agreement as of the date first above written.

TPS GP, INC.

By:	/s/ Michael R. Schuyler

Name:	Michael R. Schuyler
Title:	Vice President

TPS LP, INC.

By:	/s/ Michael R. Schuyler

Name:	Michael R. Schuyler
Title:	Vice President

PANDA GS V, LLC

By:	/s/ Robert K. Simmons

Name:	Robert K. Simmons
Title:	Senior Vice President

PANDA GS VI, LLC

By:	/s/ Robert K. Simmons

Name:	Robert K. Simmons
Title:	Senior Vice President

PANDA ENERGY INTERNATIONAL, INC.

By:	/s/ Robert K. Simmons

Name:	Robert K. Simmons
Title:	Senior Vice President

TECO POWER SERVICES CORPORATION

By:	/s/ Michael R. Schuyler

Name:	Michael R. Schuyler
Title:	Vice President – Marketing and Development

TECO ENERGY, INC.

By:	/s/ Sandra W. Callahan

Name:	Sandra W. Callahan
Title:	Vice-President – Treasury and Risk Management (Treasurer) and Assistant Secretary

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Joe Geraghty

Name:	Joe Geraghty
Title:	Director

By:	/s/ Michael E. Terry

Name:	Michael E. Terry
Title:	Director, Global Project Finance

Schedule 1

to Consent and Acceleration Agreement

“Adjusted Purchase Price” shall mean the Payment Amount, reduced by the sum of (i) any amounts due and payable from the Panda Partners to TPS under Sections 2.2 and 2.5 of the Make-Whole Agreement, plus (ii) any Cure Payments made by TECO that have not been paid in full to TECO under Sections 2.3 and 2.5 of the Make-Whole Agreement.

“Administrative Agent” shall have the meaning set forth in the preamble to this Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including all directors, officers, managers and general partners of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if the first Person possesses, directly or indirectly, the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership, limited liability company or other ownership interests of a partnership or limited liability company, or (ii) direct or cause the direction of the management and policies of such corporation, partnership or limited liability company, whether through the ownership of voting securities or ownership interests, by contract or otherwise

“Agreement” shall have the meaning assigned thereto in the preamble to this Agreement.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which in Tampa, Florida, Dallas, Texas or New York, New York is a legal holiday or a day on which banking institutions are authorized or required by law or other government actions to close.

“Capitalization” shall mean the sum of Total Debt and Consolidated Shareholders Equity, in each case, as at the date of any determination thereof.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Consolidated Adjusted Interest Expense” shall mean, for any period, the sum of Interest Expense (a) of TECO and its subsidiaries and (b) accruing on any Indebtedness of any other Person to the extent such Indebtedness is guaranteed by TECO or any of its subsidiaries, but excluding any Interest Expense (i) on Non-Recourse Indebtedness; and (ii) on Indebtedness of a Person before the date (A) it becomes a subsidiary of TECO, (B) it is merged or consolidated with TECO or (C) a subsidiary of TECO or its assets are acquired by TECO to the extent that income or loss of such Person is excluded under the definition of Consolidated Adjusted Net Income, each determined for such period on a consolidated basis in accordance with GAAP.

“Consolidated Adjusted Net Income” shall mean, for any period, the net income or loss of TECO and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP (and before giving effect to any elimination of minority interests in non-wholly

Schedule 1: page 1

owned subsidiaries); provided that there shall be excluded the income or loss of any Person accrued before (a) the date it becomes a subsidiary of TECO, (b) the date it is merged into or consolidated with TECO or any subsidiary of TECO or (c) the date its assets are acquired by TECO or any subsidiary of TECO, other than amounts of income accrued before such date which are actually paid as dividends after such date.

“Consolidated EBITDA” shall mean, for any period, Consolidated Adjusted Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Adjusted Net Income, the sum of (i) Consolidated Adjusted Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any extraordinary non-cash charges for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Adjusted Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Shareholders Equity” shall mean, as of the date of any determination, the consolidated tangible net worth of TECO and its subsidiaries, and including amounts attributable to (a) junior subordinated debentures, provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures; and (b) preferred stock to the extent excluded from Total Debt, minus the value of minority interests in any of TECO’s subsidiaries, and disregarding unearned compensation associated with TECO’s employee stock ownership plan or other benefit plans, foreign currency translation adjustments and other comprehensive income adjustments, all determined in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by Borrower in accordance with GAAP.

“Counterparty” and “Counterparties” shall have the meaning set forth in Section 7.1.

“Cure Payment” shall have the meaning set forth in Section 3.1(b).

“GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

Schedule 1: page 2

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity or any arbitrator with authority to bind a party to this Agreement at law.

“Indebtedness” shall have the meaning set forth in the Revolving Credit Agreement.

“Interest Expense” shall mean, with respect to any Person, for any period, total cash interest expense of such Person payable for such period with respect to all outstanding Indebtedness of such Person, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements to the extent such net costs are allocable to such period in accordance with GAAP.

“Issuing Bank” shall have the meaning set forth in the Revolving Credit Agreement.

“Lenders” shall have the meaning set forth in the preamble to this Agreement.

“Lien” shall have the meaning set forth in the Revolving Credit Agreement.

“Limited Partnership Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Make-Whole Agreement” shall mean the Make-Whole and Reimbursement Agreement dated as of February 7, 2002, among the Panda Partners, the TPS Partners, PEII, TPS and TECO.

“Material Adverse Effect” shall mean with respect to any Person,

(a)     a material adverse change in the business, property, results of operations, or financial condition of such Person and its subsidiaries, taken as a whole; or

(b)     any event or occurrence of whatever nature which materially and adversely:

(i)     changes such Person’s ability to perform its obligations under this Agreement or the Purchase Obligation, or

(ii)     impairs the legality, validity, binding effect or enforceability of this Agreement or the Purchase Obligation.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Non-Recourse Indebtedness” shall mean Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of TECO or any subsidiary of TECO (other than the assets or revenues of TPS or any subsidiary of TPS).

“Panda GP” shall mean Panda GS V, LLC, a Delaware limited liability company, and its successors and assigns as permitted under this Agreement.

Schedule 1: page 3

“Panda LP” shall mean Panda GS VI, LLC, a Delaware limited liability company, and its successors and assigns as permitted under this Agreement.

“Panda Partners” shall mean Panda GP and Panda LP.

“Panda Partners Security Agreements” shall mean the Security Agreements dated February 7, 2002, from the Panda Partners to the Administrative Agent, and each other “Guarantor Security Agreement”, as that term is defined in the Revolving Credit Agreement.

“Panda Partnership Interests” shall have the meaning specified for such term in the Limited Partnership Agreement.

“Panda Triggering Event” shall mean an “Event of Default” (as defined under the Revolving Credit Agreement) that has not been cured as permitted by this Agreement.

“Payment Amount” shall mean an amount set forth in the table below as of the date of the Purchase Obligation Closing:

Calendar Year During Which Purchase Obligation Closing Occurred	Payment Amount
2002	$35,000,000
2003	$35,000,000
2004	$40,000,000
2005	$45,000,000
2006	$50,000,000
2007	$60,000,000

“PDC” shall mean Panda Development Corporation, a Delaware corporation.

“PEII” shall mean Panda Energy International, Inc., a Texas corporation, and its successors and assigns as permitted under this Agreement.

“Person” shall mean any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority, trust, trustee or any other entity whether acting in an individual, fiduciary or other capacity.

“PLC” shall mean PLC Development Holdings, LLC, a Delaware limited liability company.

“Purchase Obligation” shall have the meaning set forth in the preamble to this Agreement.

“Purchase Obligation Closing” shall have the meaning specified for such term in the Limited Partnership Agreement.

Schedule 1: page 4

“Purchase Price” shall have the meaning specified for such term in the Limited Partnership Agreement.

“Revolver Security Interest” is defined in Section 5 of this Agreement.

“Revolving Credit Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Revolving Loan Balance” shall have the meaning set forth Section 4.7(a).

“S&P” shall mean Standard & Poor’s Corporation.

“Senior Debt” is defined in Section 5 of this Agreement.

“Shared Collateral” shall mean all property and interests in property now owned or hereafter acquired by PEII, the Panda Partners, or any “Subsidiary Guarantor” (as that term is defined in the Revolving Credit Agreement) and upon which (a) a security interest has been or is purported or intended to have been granted to the Administrative Agent under the Panda Partners Security Agreements and (b) a security interest has been or is purported to have been granted to TECO or the TPS Partners under the Limited Partnership Agreement or the Make-Whole Agreement, including but not limited to the TPGC Collateral.

“Significant Subsidiary” shall mean, collectively, Tampa Electric Company, a Florida corporation, TPS and any other subsidiary of TECO, formed or acquired after November 14, 2001 the total assets (after intercompany eliminations) of which exceed 10% of the total assets of TECO and its subsidiaries (taken as a whole).

“Special Triggering Event” shall mean any of the following events:

(i)     PEII or either of the Panda Partners shall become the subject of an Insolvency Event (as defined in the Revolving Credit Agreement);

(ii)     The TECO Security Interest in the TECO Collateral ceases to be a perfected lien, subject only to the lien of the Revolver Security Interest due to any act or omission beyond the reasonable control of TECO, TPS GP, or TPS LP; or

(iii)     A Cure Payment made by TECO has not been reimbursed in full with interest in accordance with the Make-Whole Agreement.

“Subordinated Obligations” is defined in Section 5 of this Agreement.

“TECO” shall mean TECO Energy, Inc., a Florida corporation, and its successors and assigns as permitted under this Agreement.

“TECO Collateral” shall mean all property and interests in property now owned or hereafter acquired in or upon which a security interest has been or is purported or intended to have been granted to TECO and the TPS Partners under the TECO Security Agreements.

Schedule 1: page 5

“TECO Credit Support” shall mean a letter of credit, in form and substance reasonably acceptable to Administrative Agent, from a bank or banks whose long term senior unsecured indebtedness is rated at least A by S&P and A2 by Moody’s, in the amount of $60,000,000, in favor of the Administrative Agent securing the obligations of the TPS Partners to pay up to $60,000,000 for the portion of the purchase price payable under Section 4.7 for the Panda Partnership Interests pursuant to the Purchase Obligation.

“TECO Guaranty” shall mean the guaranty from TECO for the benefit of the Panda Partners of the obligations of the TPS Partners with respect to the Purchase Obligation.

“TECO Security Agreements” shall mean the Collateral Assignment and Pledge Agreement dated as of February 7, 2002, from PEII to TPS as agent for the TPS Partners and TECO, the Collateral Assignment, Pledge and Security Agreements dated as of February 7, 2002, from the Panda Partners to TPS as agent for the TPS Partners and TECO, the Nonrecourse Guaranty and Collateral and Pledge Agreement dated as of February 7, 2002, from PDC to TPS as agent for the TPS Partners and TECO, and the Nonrecourse Guaranty and Collateral and Pledge Agreement dated as of February 7, 2002, from PLC Development Holdings to TPS as agent for the TPS Partners and TECO, as the same may be amended from time to time.

“TECO Security Interest” is defined in Section 5 of this Agreement.

“TECO Subordinated Debentures” shall mean the 8.50% Junior Subordinated Notes due 2041, issued by TECO on December 20, 2000, in the original principal amount of $206,200,000.

“TECO Triggering Event” shall mean any one or more of the following events or circumstances, unless TECO has delivered to the Administrative Agent a TECO Credit Support, in which event and as long as such TECO Credit Support is in effect, there shall be no TECO Triggering Events:

(i)     The ratio of Total Debt to Capitalization, as of the last day of each fiscal quarter of TECO for the fiscal quarter then ended, shall be greater than or equal to 0.65 to 1.00;

(ii)     TECO or any Significant Subsidiary shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit (other than trade payables) and the outstanding amount or amounts payable under all such agreements equals or exceeds $50,000,000;

(iii)     A final judgment or judgments shall be entered against TECO or any Significant Subsidiary in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (i) a judgment which is fully discharged within 30 days after its entry, or (ii) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect on TECO;

(iv)     TECO shall grant a lien on more than 60% of the fair value of its assets and the assets of its subsidiaries, taken as a whole, without granting a lien to the Administrative Agent to

Schedule 1: page 6

secure the TECO Guaranty or to secure the performance of the TPS Partners under the Purchase Obligation; or

(v)     If, at any time that the credit rating of TECO is rated “BBB-” or lower by S&P or “Baa3” or lower by Moody’s, the ratio of Consolidated EBITDA to Consolidated Adjusted Interest Expense, as of the last day of each fiscal quarter of TECO for the twelve months then ended, shall be less than 1.5 to 1.0.

“Total Debt” shall mean, without duplication, Indebtedness of TECO determined on a consolidated basis outstanding at the date of any determination thereof, but expressly excluding (a) Non-Recourse Indebtedness, (b) junior subordinated debentures issued by TECO; provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures, and (c) preferred stock of TECO in an amount not to exceed 10% of TECO’s Capitalization on such date.

“TPGC” shall mean TECO-PANDA Generating Company, L.P., a Delaware limited partnership, and its successors and assigns as permitted under this Agreement.

“TPGC Collateral” shall mean the “Panda Partnership Interests”, as defined in the Limited Partnership Agreement.

“TPS” shall mean TECO Power Services Corporation, a Florida corporation, and its successors and assigns as permitted under this Agreement.

“TPS GP” shall mean TPS GP, Inc., a Florida corporation, and its successors and assigns as permitted under this Agreement.

“TPS LP” shall mean TPS LP, Inc., a Florida corporation, and its successors and assigns as permitted under this Agreement.

“TPS Partners” shall mean TPS GP and TPS LP.

“Triggering Event” shall mean a Panda Triggering Event, a TECO Triggering Event, or a Special Triggering Event.

“Triggering Event Notice” shall mean a written notice of the occurrence of a Triggering Event, specifying the Triggering Event, and stating the amount of the Revolving Loan Balance as of the Triggering Event Notice Date.

“Triggering Event Notice Date” shall mean the date on which a Triggering Event Notice is delivered to the TPS Partners.

Schedule 1: page 7

Schedule 2

to Consent and Acceleration Agreement

Notices

If to a Panda Partner, address to the Panda Partner c/o PEII at its address below.

If to PEII:

Panda Energy International, Inc.

4100 Spring Valley Road

Suite 1001

Dallas, TX 75244

Attention:           President

Telephone:         (972) 980-7159

Fax:                     (972) 980-6815

If to a TPS Partner, address to the TPS Partner c/o TPS as its address below.

If to TPS:

c/o TECO Power Services Corporation

702 North Franklin Street

Tampa, Florida 33602

Attention:           Michael R. Schuyler

Telephone:         (813) 228-4100

Fax:                     (813) 228-4811

If to TECO:

TECO Energy, Inc.

702 North Franklin Street

Tampa, Florida 33602

Attention:           Corporate Secretary

Telephone:         (813) 228-4100

Fax:                     (813) 228-4811

If to the Administrative Agent:

Bayerische Hypo- und Vereinsbank AG, New York Branch

150 East 42nd Street

New York, NY 10017

Attention:           Gillian Butchart

Telephone:         (212) 672-5799

Fax:                     (212) 672-5516

Schedule 2: page 1